Ex(a)(iii)

RECEIVED MAY 16 2003 SECRETARY OF THE COMMONWEALTH CORPORATIONS DIVISION

CERTIFICATE OF AMENDMENT

TO THE

DECLARATION OF TRUST

OF

BT ADVISOR FUNDS

Effective as of May 16, 2003

The undersigned, Richard T. Hale, a duly elected, qualified and acting Trustee of the Trust, hereby certifies as follows:

WHEREAS, Section 9.3 of Article IX of the Declaration of Trust dated July 24, 1995 (as amended from time to time, the “Declaration”) of BT Advisor Funds, a Massachusetts business trust (the “Trust”) provides that the Trustees of the Trust may amend the Declaration at any time without the vote of shareholders in order to change the name of the Trust;

WHEREAS, by written consent dated February 24, 2003, the Trustees of the Trust voted to change the name of the Trust effective May l6, 2003 to Scudder Advisor Funds II;

WHEREAS, pursuant to Section 11.1 of Article XI of the Declaration, a Trustee of the Trust shall certify and acknowledge that such amendment to the Declaration was duly taken in the manner provided in the Declaration and the same shall be filed with the office of the Secretary of the Commonwealth;

NOW THEREFORE, the Declaration is hereby amended by striking Section 1.1 of Article I in its entirety and substituting in lieu thereof the following:

Name. This Trust shall be known as “Scudder Advisor Funds II,” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine;

and all other references to the name of the Trust in the Declaration shall be changed accordingly.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of this 16th day of May, 2003.

/s/ Richard T. Hale

Richard T. Hale, as Trustee